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                                                                    EXHIBIT 10.5
June 3, 2003


Mr. Michael T. Macik
5726 Wellwood Drive
Rochester Hills, MI  48305

Dear Mike:

         Reference is made to your Employment Agreement with Kmart Corporation (the "Company") dated as of April 8, 2002 (the "Agreement"). This letter will set forth the respective rights and obligations of you and the Company in connection with the termination of your employment from the Company. Capitalized terms not defined herein shall have the meaning ascribed to such term in the Employment Agreement.

1. Termination. Your employment with the Company was terminated effective April 30, 2003 (the "Termination Date").

2. Certain Acknowledgments. You acknowledge having received an Emergence Bonus of $68,000 (less applicable withholding) in full satisfaction of your rights under Section 7 of the Agreement. You further acknowledge that (1) you have received your full base salary through the Termination Date and thus are not entitled to any payments pursuant to
         Section 10(d)(ii)(A) of the Agreement and (2) there are no outstanding balances owing to you in respect of any annual or long-term cash incentive awards and thus you are not entitled to any amounts pursuant to Section 10(d)(ii)(D) of the Agreement.

3. Compliance with Agreement. You will comply in all respects with your obligations under Section 11 of the Agreement.

4. Return of Company Property. The Company expects that you will immediately return to the Company all property of the Company or its subsidiary or affiliates which is in your possession, including, but not limited to, customers or clients lists, document, contracts, agreements, plans, photographs, books, notes, memoranda, manuals, records, electronically stored data, proprietary computer software, source codes, algorithms and all copies of the foregoing, as well as any

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         laptop or other computer hardware, automobile or other materials or equipment supplied by the Company to you.

5. Severance, etc. Provided that (i) you execute the enclosed copy of this letter and the enclosed Release and return them to the Company, (ii) you do not revoke the Release and (iii) you are in substantial compliance with your obligations under this letter, the Company will pay to you the following amounts, less applicable withholding, within ten days following the date of this letter (but in no event prior to expiration of the revocation period applicable to the Release):

                  A. an amount equal to $1,530,000, pursuant to Section 10(d)(ii)(B)(III) of the Agreement; and

                  B. an amount equal to $70,439, pursuant to Section 8(b) of the Agreement, representing 50% of the present value of the enhanced benefit to which you would have been entitled had you earned the so-called "90 point" pension under the Company's tax-qualified defined benefit pension plan.

6. Additional Payments/Benefits. In addition, provided you are in compliance with clauses (i)-(iii) of paragraph 5 above, you will be entitled to the following payments and benefits, less applicable withholding;

                  A. Prorated Annual Bonus. In accordance with Section 10(d)(ii)(C) of the Agreement, a prorated annual bonus for fiscal year 2003, based on the actual performance for such year, the amount of which prorated bonus, if any, shall be determined in the same manner as such bonuses are determined for other senior level executives of the Company and shall be paid at the same time that other senior level executives of the Company receive their payment.

                  B. Miscellaneous Amounts. In accordance with Section 10(d)(ii)(E) of the Agreement, any amounts earned, accrued or owing to you but not yet paid under the Agreement.

                  C.  Other Benefits.

                      (1)  Continuing Welfare Benefits. In accordance with
                           Section 10(d)(ii)(F) of the Agreement, continued participation to the extent provided in medical, dental, and hospitalization coverage in which you were participating on the Termination Date, for a period of two years following the Termination Date; provided, that the Company's obligations under this paragraph 6C.(1) shall be reduced to the extent that you receive similar coverage under the plans and programs of a subsequent employer; and provided, further, that (x) if you are precluded from continuing your participation in any such coverage, you


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                           shall be provided with the after-tax economic
                           equivalent of the coverage in which you are unable to participate for the period specified in this paragraph 6C.(1), (y) the economic equivalent of any coverage foregone shall be deemed to be the lowest cost that would be incurred by you in obtaining such coverage yourself on an individual basis, and (z) payment of such after-tax economic equivalent shall be made quarterly in advance.

                      (2) Non-Continuing Benefits. A lump sum payment of $5,700.00 in exchange for your foregoing your right, provided by Section 10(d)(ii)(F) of the Agreement, to continued participation, for the two-year period following the Termination Date, in the life insurance coverage and in all other employee welfare plans and programs, including long and short term disability, in which you were participating on the Termination Date, and a lump sum payment of $37,600.00 in full satisfaction of your rights to unused vacation time pursuant to the Company's policy for retirement.

                      (3) Other. In accordance with Section 10(d)(ii)(G) of the Agreement, other or additional benefits in accordance with the applicable plans and programs of the Company.

                  D. Continuation of Qualified and Unqualified Pension Payments. Pursuant to Section 8(b) of the Agreement, the resumption and continuation of any monthly qualified and unqualified payments previously suspended. The aggregate amount of such monthly payments shall equal $4,957.46, shall continue for your life and shall cease upon your death.

                  E. For a period of one year following the Termination Date, Executive shall also be entitled to continuing participation in the Financial Planning and Tax Preparation Services previously provided to Executive at the expense of the Company and to continued participation in the annual physical provided to Executive at the Company's expense.

7. Indemnification. The Company re-affirms its continuing obligation to you under Section 12 of the Agreement.

8. Consulting with Counsel. The Company has advised you to consult with an attorney of your choosing prior to signing this letter. You represent that you understand and agree that you have the right and have been given the opportunity to review this letter, and specifically the Release, with an attorney. You further represent that you understand and agree that you have executed this letter freely and voluntarily.



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9.       Governing Law. This letter shall be governed by and construed and enforced in accordance with the laws of the State of Michigan, applied without reference to principles of conflicts of laws. This letter may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


                                         KMART CORPORATION


                                         By:
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                                               Julian Day
                                               Chief Executive Officer

ACCEPTED AND AGREED TO:


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         Michael T. Macik

Dated:
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